INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-105437 of Sun Life (N.Y.) Variable Account D on Form N-6 of our report dated February 21, 2003 (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York (the "Company") with Keyport Benefit Life Insurance Company on November 1, 2001 as described in Note 1) accompanying the financial statements of the Company appearing in such Statement of Additional Information, and to the incorporation by reference in the Prospectus, which is part of such Registration Statement, of our report dated February 21, 2003 (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York (the "Company") with Keyport Benefit Life Insurance Company on November 1, 2001 as described in Note 1) appearing in the Annual Report on Form 10-K of Sun Life Insurance and Annuity Company of New York for the year ended December 31, 2002.

We also consent to the reference to us under the heading "Accountants" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 12, 2003